Exhibit 10.11
FORM OF AMENDED ESA
AMENDED AND RESTATED EMPLOYMENT SECURITY AGREEMENT
This Amended and Restated Employment Security Agreement (the “Agreement”) is entered into as of this  _____  day of  _____  , 2007, by and between APAC Customer Services, Inc. (the “Employer”) and  _____  (the “Executive”).
WITNESSETH:
WHEREAS, the Executive is currently employed by the Employer as its [Title]; and
WHEREAS, the Executive and the Employer are parties to an Employment Security Agreement dated  _____  (the “Prior Agreement”); and
WHEREAS, the Executive and the Employer desire to amend and restate the Prior Agreement in the form of this Agreement; and
WHEREAS, in the event of a change in control of the Employer, the Employer desires to provide certain security to the Employer and the Executive, and to retain the Executive’s continued devotion of the Executive’s business time and attention to the Employer’s affairs; and
WHEREAS, the Executive and the Employer desire to enter into this Agreement, which sets forth the terms of the security the Employer is providing the Executive with respect to the Executive’s employment in the event of a change in control of the Employer;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive agree as follows:
1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a) “Base Salary” shall mean the higher of the Executive’s annual base salary at the rate in effect on (i) the date of a Change in Control, or (ii) the date the Executive’s Employment terminates without regard to any reduction made in connection with an event constituting Good Reason hereunder.
(b) “Bonus” shall mean the bonus based on the Executive’s Base Salary that is payable to the Executive under the Employer’s annual incentive bonus plan, as in effect from time to time or under a successor annual incentive plan, at the target payout level in effect on the date the Executive’s Employment terminates without regard to any reduction made in connection with an event constituting Good Reason hereunder or on the date of a Change in Control, whichever produces a greater result.
(c) “Cause” shall exist only if:
(i)	The Executive is grossly negligent or engages in gross misconduct in the performance of his employment duties;

Exhibit 10.11
FORM OF AMENDED ESA
(ii)	The Executive willfully disobeys the lawful directions received from the Company or from the person to whom the Executive directly reports or of established policies of the Company; or

(iii)	The Executive commits a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Employer.
(d) “Change in Control” shall mean any of the following events:
(i)	A tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Employer;

(ii)
The Employer shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Employer, as the same shall have existed immediately prior to such merger or consolidation;

(iii)	The Employer shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate;

(iv)
As the result of, or in connection with, any contested election for the Board of Directors of the Employer, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a “Transaction”), the persons who were Directors of the Employer before the Transaction shall cease to constitute a majority of the Board of Directors of the Employer, or any successor thereto; or

(v)
A person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 (“Exchange Act”), other than any employee benefit plan then maintained by the Employer, shall acquire more than 50% of the outstanding voting securities of the Employer (whether, directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(l)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

Notwithstanding the foregoing, (A) a Change in Control will not occur for purposes of this Agreement merely due to the death of Theodore G. Schwartz, or as a result of the acquisition by Theodore G. Schwartz, alone or with one or more affiliates or associates, as defined in the Exchange Act, of securities of the Employer, as part of a going-private transaction or otherwise,

Exhibit 10.11
FORM OF AMENDED ESA
unless Mr. Schwartz or his affiliates, associates, family members or trusts for the benefit of family members (collectively, the “Schwartz Entities”) do not control, directly or indirectly, at least twenty-seven percent (27%) of the resulting entity, and (B) if the Schwartz Entities control, directly or indirectly, less than twenty-seven (27%) percent of the Employer’s voting securities while it is a public company, then “33-1/3%” shall be substituted for “50%” in clauses (i) and (v) of this Section 2(d), and “66-2/3%” shall be substituted for “50%” in clause (ii) of this Section 2(d).
(e) “Disability” shall mean, to the extent such term is not defined in an Employment Agreement, if any, a physical or mental condition that entitles the Executive to benefits under the Employer-sponsored long term disability plan in which the Executive participates.
(f) “Employment” shall mean being in the employ of the Employer.
(g) “Employment Agreement” shall mean a written agreement between the Executive and the Employer covering the terms and conditions of Executive’s employment with the Employer.
(h) “Good Reason” shall exist if, after notice by the Executive within 30 days of the existence of one of the following conditions, such notice given to the Employer and providing a thirty (30) day opportunity by the Employer to cure (during which it does not cure the condition):
(i)	The principal place of work (not including regular business travel) is relocated by more than fifty (50) miles;

(ii)
The Executive’s duties, responsibilities or authority as an executive employee are materially reduced or diminished from those in effect immediately prior to a Change in Control without the Executive’s written consent, provided that any reduction or diminishment in any of the foregoing resulting merely from the acquisition of the Employer and its existence as a subsidiary or division of another entity shall not be sufficient to constitute Good Reason;

(iii)	Executive’s base salary is reduced; or

(iv)	The Employer violates the material terms of this Agreement, or an employment agreement, if any.
2. Term. The term of this Agreement shall be the period commencing on the effective date first set forth above and terminating on the date the Executive’s employment with the Employer is terminated; provided that, if the Executive’s employment is terminated following a Change in Control under the circumstances described in Section 3, the term shall continue in effect until all payments and benefits have been made or provided to the Executive hereunder.

Exhibit 10.11
FORM OF AMENDED ESA
In the event of a liquidation, dissolution, consolidation or merger of the Employer or transfer of all or a significant portion of its assets, Employer will cause a successor or successors (by merger, consolidation or otherwise) to which all or a significant portion of its assets have been transferred to assume (either by operation of law or otherwise) all duties and obligations of the Employer under this Agreement and any employment agreement.
3. Benefits Upon Termination of Employment. If (i) the Employer terminates the Executive’s Employment without Cause coincident with or at any time within 12 months following a Change in Control; or (ii) the Executive terminates the Executive’s Employment by resignation due to an event constituting Good Reason that occurs coincident with or at any time within 12 months following a Change in Control, the Executive shall be entitled to receive the following:
(a) Severance Pay. The Employer shall pay to the Executive an amount equal to [12 FOR VPS and 18 FOR SVPS] months of the Executive’s Base Salary and [1 FOR VPS and 1 1/2 FOR SVPS] times the Executive’s Bonus. Subject to Subsection (d) below, payment shall be made in a lump sum within thirty (30) days after termination of the Executive’s Employment.
(b) Stock Options. To the extent the Executive has any outstanding option or options to purchase common stock of the Employer as of the date of the Change in Control, the exercisability of such options shall be determined in accordance with the terms of the Employer’s stock option plan then in effect, and/or a written agreement entered into by the Employer and the Executive, which covers the terms and conditions of the exercise of such option or options.
(c) Health Benefits. The Employer shall provide to the Executive, the Executive’s spouse or beneficiary continued medical, dental, life, disability coverages and such other benefits as provided under any other welfare plans or programs in which he participated immediately prior to his termination for a period of [12 FOR VPS and 18 FOR SVPS] months on the same basis as provided to other employees as of the date of termination. Following such period, the Employer shall make available to such persons any benefit continuation or conversion of rights otherwise provided at the time an employee’s employment terminates (without offset for the coverage provided pursuant to the previous sentence), under the Employer’s established welfare plans.
(d) Notwithstanding anything in this Agreement to the contrary, if Executive is deemed as of the date of Executive’s termination of Employment to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”), to the extent delayed commencement of any portion of the severance payments to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the severance payments will not be provided to Executive prior to the earlier of (1) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (2) Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 3 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein.

Exhibit 10.11
FORM OF AMENDED ESA
In addition, to the extent that an Employment Agreement, if any, or such other written agreement between the Executive and the Employer, expressly covers the terms of severance payable, if any, and such other benefits available to the Executive upon termination of his Employment following a Change in Control, such Employment Agreement or other agreement shall govern and supersede the terms of this Agreement if such severance payable or other benefits are more favorable to the Executive than those provided in this Agreement.
4. No Setoff.
(a) The payments and benefits made or provided to the Executive, the Executive’s spouse or other beneficiary under this Agreement shall not be reduced by the amount of any claim of the Employer against the Executive or the Executive’s spouse or other beneficiary for any debt or obligation of the Executive or the Executive’s spouse or other beneficiary to the Employer.
(b) The Executive shall have no duty to seek employment following termination of Employment or otherwise to mitigate damages. The amounts or benefits payable or available to the Executive, the Executive’s spouse or other beneficiary under this Agreement shall not be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source.
5. Existing Rights. Any payments and benefits under this Agreement are in lieu of benefits to which the Executive may be entitled under any severance plan or policy of the Employer, but are in addition to any other benefits due to the Executive, the Executive’s spouse or other beneficiaries from the Employer, including, but not limited to, payments under any other welfare or retirement plan maintained by the Employer in which the Executive is or was eligible to participate. No provision in this Agreement shall be construed to reduce or impair the Executive’s rights and benefits under such welfare or retirement plans.
6. Other Termination.
(a) Termination Before Change in Control. If the Executive’s Employment is terminated for any reason before a Change in Control, severance payments, if any, due to the Executive shall be determined under the Employer’s severance plans or policies then in effect, and/or the Executive’s Employment Agreement, if any. In such circumstances, the Executive shall not be entitled to any payments or benefits under this Agreement, and the Employer shall have no further obligation to the Executive hereunder, except to the extent provided under any welfare, retirement or other plan, policy or arrangement maintained by the Employer in which the Executive is or was eligible to participate.
(b) Termination for Cause or Without Good Reason. If, following a Change in Control, (i) the Executive’s Employment is terminated for Cause by the Board of Directors acting in good faith by written notice by the Employer to the Executive specifying the event relied upon for such termination, or (ii) the Executive terminates the Executive’s Employment without Good Reason, the Executive shall receive the Executive’s Base Salary at the rate then in

Exhibit 10.11
FORM OF AMENDED ESA
effect on the date the, Executive’s Employment terminates paid through the date of termination. In such circumstances, the Executive shall not be entitled to any payments or benefits under this Agreement, and the Employer shall have no further obligation to the Executive hereunder, except to the extent provided under any welfare, retirement or other plan, policy or arrangement maintained by the Employer in which the Executive is or was eligible to participate.
(c) Death or Disability. If the Executive’s Employment is terminated by reason of death or Disability, the Executive, the Executive’s spouse or other beneficiary, as the case may be, shall not be entitled to any payments or benefits under this Agreement, and the Employer shall have no further obligation to the Executive hereunder except to the extent provided under any welfare, retirement or other plan, policy or arrangement maintained by the Employer in which the Executive is or was eligible to participate.
7. Section 280G. Notwithstanding any provision of this Agreement to the contrary, in the event that:
(a) The aggregate payments or benefits to be made or afforded to the Executive under the this Agreement or from the Company in any other manner (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code, or any successor thereto, and
(b) If such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than the amount that would result in an “excess parachute payment” under Section 280G of the Code, and the Non-Triggering Amount would be greater than the aggregate value of Termination Benefits (without such reduction) minus the amount of tax required to be paid by Executive thereon by Section 4999 of the Code, then the Termination Benefits shall be reduced so that the Termination Benefits are not more than the Non-Triggering Amount. The application of said Section 280G, and the allocation of the reduction required by this Section, shall be determined by the Company’s auditors.
8. Beneficiaries. If the Executive is entitled to payments and benefits under the circumstances described above in Section 3, but dies before all amounts payable and benefits available thereunder have been paid or provided, the remaining payments and benefits shall be made or provided to the Executive’s surviving spouse, if any, or other beneficiary designated in a writing delivered to the Employer (and in such form as is prescribed by the Employer). If the Executive has no surviving spouse, and has not designated a beneficiary, the remaining payments shall be made to the Executive’s estate.
9. Full Satisfaction; Waiver and Release. As a condition to receiving the payments and benefits hereunder, the Executive shall execute a document in customary form, releasing and waiving any and all claims, causes of actions and the like against the Employer, their respective successors, shareholders, officers, trustees, agents and employees, regarding all matters relating to the Executive’s service as an employee of the Employer and to the termination of such relationship. Such claims include, without limitation, any claims arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the

Exhibit 10.11
FORM OF AMENDED ESA
Equal Pay Act of 1962, as amended; the Americans With Disabilities Act of 1990, as amended; the Family Medical Leave Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; or any other federal, state or local statute or ordinance, but exclude claims arising under the ADEA to challenge the provisions of this Section 9, and any claims that arise out of an asserted breach of the terms of this Agreement or claims related to the matters described in Section 5.
10. Assignment. Except as provided above in Section 8, the Employer may not assign this Agreement, or any rights, duties or obligations hereunder, except that the Employer’s rights, duties, and obligations shall be binding obligations of any successor, as provided in Section 2. No interest of the Executive (or the Executive’s spouse or other beneficiary) nor any right to receive any payment or distribution hereunder shall be subject to sale, transfer, assignment, pledge, attachment or garnishment or otherwise be assigned or encumbered. No such interest or right shall be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive (or the Executive’s spouse or other beneficiary), including claims for alimony, child support, separate maintenance and claims in bankruptcy.
11. Source of Payment. The rights created under this Agreement are unfunded promises to provide severance pay and other benefits described herein in the event of the termination of the Executive’s Employment under the circumstances described above in Section 3. The Employer shall not segregate assets for purposes of payment for any amounts due hereunder, nor shall any provision contained herein be interpreted to require the Employer to segregate assets for purposes of providing payment of any benefit hereunder. The Executive, the Executive’s spouse, or other beneficiary shall not have any interest in or right against any specific assets of the Employer, and any rights shall be limited to those of a general unsecured creditor.
12. Miscellaneous.
(a) Entire Agreement; Amendment. This Agreement contains the entire Agreement and understanding between the Employer and the Executive and, except for any employment agreement and stock option agreements, supersedes all other agreements, written or oral, relating to the payment of severance or any other benefit in the event of a Termination of Employment Without Cause or with Good Reason in the event of a Change of Control, as described herein, including the Prior Agreement. Any amendment or modification of the terms of this Agreement must be in writing and signed by the Employer and the Executive to have any binding effect upon the parties.
(b) Applicable Law. Except to the extent preempted by federal law, this Agreement is governed by, and shall be construed and interpreted in accordance with the substantive laws of the State of Illinois, not including the choice of law provisions thereof.
(c) No Employment Rights. Nothing contained herein shall be construed to confer upon the Executive any right to continue in the employment of the Employer, or to limit the right of the Employer to terminate the Executive’s employment at any time, with or without Cause, subject to the Executive’s rights hereunder with respect to such termination.

Exhibit 10.11
FORM OF AMENDED ESA
(d) Notices. All notices under this Agreement shall be in writing and shall be deemed to have been made when delivered or mailed by registered, or certified mail, or by a nationally recognized overnight delivery service, postage or charges prepaid. All notices to the Company shall be sent to:
APAC Customer Services, Inc.
Six Parkway North Center
Fourth Floor
Deerfield, IL 60015
Attention: Chief Executive Officer
All notices to the Executive shall be sent to the Executive’s last known address on the Company’s records, or such other address as the Executive may furnish to the Company.
(e) Severability. If any provision contained herein shall be found invalid an unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.
(f) Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, and successors.
(g) Headings. The headings and subheadings contained in this Agreement are provided solely for convenience of reference and shall not be construed or interpreted in any way as affecting the meaning of any provision of this Agreement.
IN WITNESS WHEREOF, the Executive and the Employer have executed this Agreement as of the date set forth above.

APAC CUSTOMER SERVICES, INC.

By:

EXECUTIVE

[Name]